EXHIBIT 99.1

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [●], 2024 AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, BY CALLING (800) 322-2885 (TOLL FREE).

FORM OF INSTRUCTIONS AS TO USE OF GYRODYNE, LLC

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE SUBSCRIPTION AND INFORMATION AGENT
FOR ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Gyrodyne, LLC, a New York limited liability company (“we,” “us,” “our,” or the “Company”), to the holders (the “holder”, or “you”) of the Company’s common shares of limited liability company interests (the “Common Shares”), as described in the prospectus dated [●], 2024 (as amended from time to time, the “Prospectus”).

Pursuant to the Rights Offering described in the Prospectus, each shareholder (each, an “Eligible Shareholder”) owning Common Shares as of 5:00 p.m., Eastern Daylight Time, on January 29, 2024 (the “Record Date”) will receive one non-transferable subscription right (a “Subscription Right”) for every five Common Shares held as of the Record Date, which will be evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificates”). The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Shareholders may not sell, transfer, or assign their Subscription Rights to anyone else.

The Subscription Rights may be exercised at any time during the subscription period, which commences on [●], 2024 and ends at 5:00 p.m., Eastern Daylight Time, on [●], 2024 (the “Expiration Date”), unless we extend such period.

Each Subscription Right carries with it (i) a basic subscription privilege, which entitles the holder to purchase two Common Shares and (ii) an over-subscription privilege, which entitles each Eligible Shareholder that has exercised its basic subscription privilege in full to subscribe for additional Common Shares that are offered in the Rights Offering, to the extent other Eligible Shareholders have not exercised their basic subscription privileges in full. The subscription price is $8.00 per whole Common Share (the “Subscription Price”), payable in cash. No fractional shares will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Shareholder’s exercise of its Subscription Rights, the number of Common Shares that such Eligible Shareholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of Common Shares the Eligible Shareholder is entitled to purchase will be rounded to the nearest whole number, with halves rounded down. The Subscription Price must be paid for each whole Common Share that is purchased.

The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to Computershare Trust Company, N.A. (the “Subscription Agent”) pursuant to the procedures described in the Prospectus and in these Instructions.

You are not required to exercise any or all of your Subscription Rights. There is no minimum number of shares that we must sell in order to complete the Rights Offering. Eligible Shareholders who do not participate in the Rights Offering will continue to own the same number of Common Shares after the Rights Offering, but will own a smaller percentage of the total Common Shares outstanding to the extent that other Eligible Shareholders participate in the Rights Offering.

Please see the discussion of risk factors related to the Rights Offering, including dilution, under the sections “Risk Factors—Risks Related to the Rights Offering” and “Dilution” in the Prospectus.

Over-Subscription Privilege

Each Eligible Shareholder who elects to exercise its basic subscription privilege in full may also subscribe for additional shares issuable in the Rights Offering at the Subscription Price. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your Rights Certificate. When you send in your Rights Certificate, you must also send the full purchase price in cash, as provided herein, for the number of additional shares that you have requested to purchase, at the Subscription Price (in addition to the payment in cash, as provided herein, due for shares purchased through your basic subscription privilege). If you do not ultimately purchase the full amount of additional shares that you have requested to purchase, the Subscription Agent will return any excess payments, without interest or penalty.

As soon as practicable after the Expiration Date, the Subscription Agent will determine the number of shares available for purchase pursuant to exercise of over-subscription privileges. If there are not enough shares to satisfy all subscription requests made under the over-subscription privileges, the available shares issuable in the Rights Offering will be distributed proportionately among those Eligible Shareholders who were entitled to and did exercise their over-subscription privilege, based on the number of shares each such Eligible Shareholder subscribed for under the over-subscription privilege. If a pro rata allocation of the remaining shares would result in the allocation to you of a greater number of shares than you subscribed for under your over-subscription request, then we will allocate to you only the number of shares for which you subscribed and we will allocate the remaining shares among all other Eligible Shareholders exercising their over-subscription privilege.

If you exercise your over-subscription privilege and are allocated less than all of the shares for which you subscribed, your excess payment for shares that were not allocated to you will be returned, without interest or penalty, as soon as practicable after the Expiration Date.

Expiration Date

THE SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON [●], 2024, UNLESS WE EXTEND THE RIGHTS OFFERING PERIOD. YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND THE AGGREGATE SUBSCRIPTION PRICE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AND CLEAR PRIOR TO THE EXPIRATION DATE. ONCE YOU HAVE EXERCISED YOUR RIGHT AND SUBMITTED PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE, YOU ARE NOT ALLOWED TO REVOKE, CANCEL OR CHANGE THE EXERCISE OF YOUR RIGHTS OR REQUEST A REFUND OF MONIES PAID, EVEN IF YOU SUBSEQUENTLY LEARN INFORMATION ABOUT US THAT YOU CONSIDER TO BE UNFAVORABLE, OUR STOCK PRICE DECLINES, OR YOU OTHERWISE CHANGE YOUR INVESTMENT DECISION. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

We will not be required to sell shares to you if the Subscription Agent receives your Rights Certificate or your payment of the aggregate Subscription Price after the Expiration Date, regardless of when the Rights Certificate and payment of the aggregate Subscription Price were sent. If you send your Rights Certificate and payment of the aggregate Subscription Price by mail, we recommend that you send them by registered mail, postage prepaid, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Date.

The Common Shares issued upon exercise of the Subscription Rights will be delivered as soon as practicable after the Expiration Date, and after all pro rata allocations and adjustments have been completed.

If you have any questions concerning the Rights Offering, please contact the Information Agent at the following email and number:

Holder Inquiries:
(800) 322-2885 (toll free)
proxy@mackenziepartners.com

1.	Method of Subscription—Exercise of Subscription Rights.

To exercise your Subscription Rights, please: (1) complete Sections (a) and (b) on your Rights Certificate; (2) sign Section (c) of your Rights Certificate; and (3) send the properly completed and executed Rights Certificate evidencing the exercise of your basic subscription privileges and, if applicable, over-subscription privilege, together with payment in full of the Subscription Price for each share subscribed for pursuant to the basic subscription privilege and, if applicable, oversubscription privilege, to the Subscription Agent, so that the Rights Certificate and payment of the aggregate Subscription Price will be actually received by the Subscription Agent prior to the Expiration Date. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

(a) Method of Execution

(i) Execution by Registered Holder. Your signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(ii) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority. In addition, in any such case, the Rights Certificate must be accompanied by a stock power evidencing the transfer to you of the shares in respect of which the Subscription Rights were distributed guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP, or MSP.

Method of Payment

Payments must be made in full in U.S. currency by:

●	wire transfer of immediately available funds to accounts maintained by the Subscription Agent for purposes of accepting subscription in the Rights Offering at:

RIGHTS OFFERING WIRE INSTRUCTIONS.

IMPORTANT! Should you send your subscription payment by wire you must include your Computershare Account Number, located on your rights card, within the Reference Field of your wire to ensure we can apply your Subscription Funds correctly.

ABA:	026009593
Bank:	Bank of America
150 Royall Street
Canton, MA 02021
DDA:	4426533306
Acct Name:	CSSI AAF RIGHTS OFFERING D
SWIFT:	BOFAUS3N
Reference:	GYRO RO; [Your Computershare Account Number]

●	Personal check drawn upon a U.S. bank payable to “Computershare Trust Company, N.A., as subscription agent, f/b/o Gyrodyne, LLC”.

If you elect to exercise your Subscription Rights, we urge you to consider using a method of payment described above that ensures that the Subscription Agent receives your funds prior to the Expiration Date. Payments will be deemed to have been received upon (i) clearance of any uncertified personal check, or (ii) receipt of collected funds in the Subscription account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, holders who wish to pay the aggregate Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by the Expiration Date. Any wire transfer should clearly indicate the identity of the subscriber who is paying the aggregate Subscription Price by wire transfer.

If you send a payment that is insufficient to purchase the number of shares you requested, or you do not indicate the number of shares you are subscribing for, the Subscription Agent will have the right to reject your Rights Certificate or accept it only to the extent of the payment received. If the payment exceeds the Subscription Price for the full exercise of your Subscription Rights, or if you subscribe for more shares than you are eligible to purchase, then the excess payment will be returned to you as soon as practicable, without interest or penalty.

If you are ineligible to exercise Subscription Rights for any reason, your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the Expiration Date.

Fractional shares resulting from the exercise of the Subscription Rights will be eliminated by rounding to the nearest whole share, with halves rounded down, with the aggregate Subscription Price being adjusted accordingly.

Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Method of Delivery

Rights Certificates and payments of the aggregate Subscription Price (other than by wire transfer of immediately available funds) must be delivered to the Subscription Agent by one of the methods described below:

All trackable mail, including Overnight Delivery: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer; COY: GYRO 150 Royall Street, Suite V Canton, MA 02021	If Delivering by Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer; COY: GRYO P.O. Box 43011 Providence, RI 02940-3011

Delivery to an address or by a method other than those above will not constitute valid delivery. Delivery will only be deemed valid if delivered in line with the above delivery instructions.

The method of delivery of Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Eligible Shareholder.

2.	Issuance of Common Shares.

The following deliveries and payments will be made and/or issued to the address shown on the face of your Rights Certificate:

(a) Basic subscription privileges. As soon as practicable following the Expiration Date, we will issue to each Eligible Shareholder that validly exercises its basic subscription privileges shares in book-entry, or uncertificated, form representing Common Shares purchased pursuant to the basic subscription privilege. We expect to deliver the Common Shares purchased in the Rights Offering on or about [●], 2024.

(b) Over-subscription privileges. As soon as practicable following the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, we will issue to each Eligible Shareholder that validly exercises its over-subscription privilege shares in book-entry, or uncertificated, form representing the number of Common Shares allocated to such Eligible Shareholder pursuant to the over-subscription privileges. We expect to deliver the Common Shares purchased in the Rights Offering on or about [●], 2024.

(c) Excess Cash Payments. As soon as practicable following the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price will be returned to the applicable Eligible Shareholder, without interest or penalty.

3.	No Sale or Transfer of Subscription Rights.

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer, or assign your Subscription Rights to anyone.

4.	Determinations Regarding the Exercise of Your Rights.

The Company will decide, in its sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Subscription Rights. Any such determinations by the Company will be final and binding. The Company, in its sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as the Company may determine. The Company will not be required to make uniform determinations in all cases. The Company may reject the exercise of any of your Subscription Rights because of any defect or irregularity. The Company will not accept any exercise of Subscription Rights until all irregularities have been waived by the Company or cured by you within such time as the Company decides, in its sole discretion.

Neither the Company, the Subscription Agent, nor the Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights Certificates, and the Company will not be liable for failure to notify you of any defect or irregularity. The Company reserves the right to reject your exercise of Subscription Rights if it determines that your exercise is not in accordance with the terms set forth in the Prospectus and these Instructions, or in proper form. The Company will also not accept the exercise of your Subscription Rights if the issuance of shares to you could be deemed unlawful under applicable law.

5.	Form W-9.

Each Eligible Shareholder who elects to exercise Subscription Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (TIN) on IRS Form W-9. See “Material U.S. Federal Income Tax Consequences — Information Reporting and Backup Withholding” in the Prospectus. Failure to provide the information on the form may subject such holder to a $50 penalty for each such failure and to 24% federal income tax withholding with respect to dividends (including deemed dividends) that may be paid by the Company on Common Shares. Foreign persons are generally required to provide an appropriate IRS Form W-8 rather than IRS Form W-9 and may be subject to withholding on distributions (including deemed distributions) at a rate of up to 30%.